Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-274375, 333-264442, 333-265643 and 333-259755) on Form S-3 and (No. 333-260661) on Form S-8 of our report dated March 11, 2025, with respect to the consolidated financial statements of Redwire Corporation and subsidiaries.

/s/ KPMG LLP

Houston, Texas
March 11, 2025